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Exhibit 23.1


                        Consent of Independent Auditors

We consent to the use of our report dated February 1, 1994, except for the third paragraph of Note 2, as to which the date is March 16, 1994, and the second paragraph of Note 1, as to which the date is July 19, 1994, included in the Form 8-K/A, Amendment No.1, to the Corestates Form 8-K dated May 5, 1994.

/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
September 12, 1994

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